UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2018

AVEXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37693	90-1038273
(Commission File No.)	(IRS Employer Identification No.)

2275 Half Day Rd, Suite 200

Bannockburn, Illinois 60015

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (847) 572-8280

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2018, AveXis, Inc. (the “Company”) entered into a license agreement (the “Agreement”) with Généthon, acting in its own name and for its own behalf as well as in the name and on behalf of Centre National de la Recherche Scientifique (collectively, “Licensor”), pursuant to which the Licensor granted the Company an exclusive, worldwide license to certain patents for in vivo gene replacement therapy delivery of the survival motor neuron (“SMN”) gene using the recombinant adeno-associated virus serotype 9 (“AAV9”) vector into the central nervous system for the treatment of spinal muscular atrophy (“SMA”). The Agreement expands the Company’s intellectual property portfolio and, together with the Company’s existing license agreements, provides the Company with broader freedom to operate for the gene therapy delivery of the SMN gene using AAV9 into the central nervous system both intravenously and intrathecally for the treatment of SMA in the United States, Europe and Japan.  The patent rights exclusively in-licensed include recently allowed and pending United States patents that are expected to expire in 2028, as well as allowed and pending patents in Europe, Canada, China and Japan.  The Company has the right to sublicense the licensed patents subject to certain conditions as specified in the Agreement.

Under the terms of the Agreement, the Company has paid or is required to pay:

•                  an initial fee of $4.0 million;

•                  ongoing annual management fees of $25,000;

•                  up to $11.0 million in milestone fees for licensed products;

•                  mid-single digit royalties of net sales on licensed products, subject to reduction in certain circumstances due to royalty stacking provisions; and

•                  a mid-teens percentage of any sublicense fees the Company receives from sublicensees for the licensed intellectual property rights.

With the addition of the royalties described above and after giving effect to the royalty stacking provisions, the Company continues to anticipate net royalties in the low- to mid-teens related to all of its license agreements.

The Company is required to use reasonable efforts to develop and commercialize licensed products under the Agreement for the treatment of SMA in the European Union, particularly in France, and the United States.

The Agreement will terminate on the expiration of the royalty term on a licensed product-by-licensed product and country-by-country basis with respect to such licensed product in such country.  Either party may terminate the Agreement for breach if such breach is not cured within a specified number of days, or if the other party becomes insolvent.

A copy of the Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018. The Company intends to seek confidential treatment for certain portions of the Agreement.

Item 7.01 Regulation FD Disclosure.

On March 13, 2018, the Company and Généthon issued a press release announcing their entry into the Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release, dated March 13, 2018, titled “AveXis Enters into Licensing Agreement with Généthon.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2018	AVEXIS, INC.

	By:	/s/ Sean P. Nolan
Sean P. Nolan
President and Chief Executive Officer